A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 11, 2018 with respect to the balance sheets of Quantum Energy, Inc. as of February 28, 2018 and 2017, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report is included in the Registration Statement on Form S-1 (No. 333-118138) under the Securities Act of 1933 dated on or about June 22, 2018. We also consent to our firm referred to as 'experts' within the registration statement.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
June 22, 2018